EXHIBIT 23.1



                         Consent of Independent Auditors

The Board of Directors
Aeroflex Incorporated and Subsidiaries


We consent to the incorporation by reference in the registration statement on Form S-3 of Aeroflex Incorporated and Subsidiaries of our report dated August 15, 2000 relating to the consolidated balance sheets of Aeroflex Incorporated and Subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2000, and all related schedules, which report appears in the June 30, 2000 annual report on Form 10-K of Aeroflex Incorporated and Subsidiaries. We also consent to the reference of our firm under the heading "Experts" in the registration on Form S-3.



                                                /s/ KPMG LLP
                                                KPMG LLP

Melville, New York
January 12, 2001